Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 15, 2025 relating to the financial statements of Viking Acquisition Corp. I as of July 25, 2025 and for the period from July 24, 2025 (inception) through July 25, 2025, which includes an explanatory paragraph relating to Viking Acquisition Corp. I’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 15, 2025